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                                                                  April 30, 2003

Board of Directors
MONY Life Insurance Company of America
1740 Broadway
New York, New York 10019

To The Board Of Directors:

     In my capacity as Vice President of MONY Life Insurance Company of America (the "Company"), I have reviewed the illustrations for death proceeds, fund value, and cash value in Post-Effective Amendment No. 14 to the registration statement of MONY America Variable Account L (the "Account") (File No. 33-82570) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. Such registration statement describes certain flexible premium variable life insurance policies (the "Policies") which will participate in the Account.

     I am of the following opinion:

     1. The illustrations contained in the Prospectus showing the death proceeds, fund values, and cash values under the Policies are consistent with the provisions of the Policies and the administrative procedures of the Company;

     2. The rate structure of the Policies have not been designed, and the assumptions for the illustrations (including sex, age, risk class, premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions;

     3. The illustrations are based on a commonly used risk class and planned annual premiums and ages appropriate for the markets in which the Policies are sold.

     In arriving at the foregoing opinion, I have examined such records and other documents as in my judgment are necessary or appropriate.

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Board of Directors
April __, 2003

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     I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.


                                       Very truly yours,

                                       /s/ Evelyn L. Peos
                                       ------------------------
                                       Evelyn L. Peos
                                       Vice President
                                       MONY Life Insurance Company of America